EXHIBIT 10.4

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ASHFORD TRS CORPORATION,
a Delaware corporation,
Ashford TRS VI Corporation,
a Delaware corporation

and
ASHFORD SELECT TRS CORPORATION,
a Delaware corporation

February 18, 2015

TABLE OF CONTENTS
Page
ARTICLE I BASIC TRANSACTION1
Section 1.1Basic Transaction 1
Section 1.2Consideration 2
Section 1.3Omitted 2
Section 1.4Further Action 2
ARTICLE II CLOSING PROCEDURES3
Section 2.1Conditions to Closing 3
Section 2.2Documents to be Delivered at Closing 4
Section 2.3Termination of the Offering 5
Section 2.4Effect of Termination 5
Section 2.5Closing Costs 6
Section 2.6Tax Withholding 6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF ASHFORD SELECT TRS6
Section 3.1Organization of Ashford Select TRS 6
Section 3.2Authority 6
Section 3.3Noncontravention 6
Section 3.4Ashford Select TRS Litigation 7
Section 3.5Limited Activities 7
Section 3.6No Other Representations and Warranties 7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS7
Section 4.1Organization of Sellers, Purchased Entities and Subsidiary Entities 7
Section 4.2Authorization of Transaction 7
Section 4.3Authority to Conduct Business 7
Section 4.4Noncontravention 8
Section 4.5No Encumbrances 8
Section 4.6No Other Agreements to Sell 9
Section 4.7Ownership of Operating Leases 9
Section 4.8Compliance with Laws 9
Section 4.9Licenses and Permits 9
Section 4.10Environmental Matters 9
Section 4.11Taxes 10

i

Section 4.12Litigation 10
Section 4.13No Insolvency Proceedings 10
Section 4.14Existing Loans 10
Section 4.15Material Documents 10
Section 4.16No Other Representations and Warranties 11
ARTICLE V COVENANTS11
Section 5.1Covenants of the Sellers 11
Section 5.2Commercially Reasonable Efforts 12
ARTICLE VI TAX MATTERS12
Section 6.1Tax Returns 12
Section 6.2Cooperation 13
Section 6.3Transfer Taxes 13
Section 6.4Tax Contests 14
ARTICLE VII INDEMNITY OBLIGATIONS14
Section 7.1Indemnity 14
Section 7.2Notice of Claims 15
Section 7.3Third Party Claims 16
Section 7.4Procedure for Indemnification 16
Section 7.5Expiration 16
Section 7.6Limitations on Indemnification 17
Section 7.7Exclusive Remedy 17
ARTICLE VIII GENERAL PROVISIONS17
Section 8.1Additional Definitions 17
Section 8.2Tax Agreement 18
Section 8.3Amendment 18
Section 8.4Entire Agreement; Counterparts; Applicable Law 18
Section 8.5Assignability 19
Section 8.6Titles 19
Section 8.7Third Party Beneficiary 19
Section 8.8Severability 19
Section 8.9Equitable Remedies 19
Section 8.10Attorneys’ Fees 19
Section 8.11Notices 19

Section 8.12Computation of Time 20
Section 8.13Survival 20
Section 8.14Time of the Essence 20

List of Schedules and Exhibits
Exhibits
Exhibit A – Property and Ownership Table
Exhibit B - Formation Transactions
Exhibit C - Purchase Price
Exhibit D - List of Subsidiaries Entities
Exhibit E - Form of Assignment and Assumption Agreement
Schedules
Schedule 4.14 – Existing Loans

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 18th day of February, 2015 by and between ASHFORD TRS CORPORATION, a Delaware corporation (“Ashford TRS”), ASHFORD TRS VI CORPORATION, a Delaware corporation (“Ashford TRS VI”, and together with Ashford TRS, the “Sellers”) and ASHFORD SELECT TRS CORPORATION, a Delaware corporation (“Ashford Select TRS”).
WHEREAS, the Sellers own equity interests (the “Equity Interests”) in various taxable REIT Subsidiaries (the “Purchased Entities”) that are, or directly or indirectly own entities that are, the lessees under operating leases (the “Operating Leases”) with respect to the properties (the “Properties”) as more fully described in Exhibit A;
WHEREAS, each Seller desires to sell its Equity Interests in the Purchased Entities and Ashford Select TRS desires to acquire the Equity Interests in the Purchased Entities from the Sellers;
WHEREAS, the transactions contemplated by this Agreement and certain other structuring transactions to be completed prior to or on the Closing Date as set forth on Exhibit B (collectively the “Formation Transactions”) are in connection with a proposed private placement (the “Offering”) of Ashford Hospitality Select, Inc. Class A common stock.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and other terms and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Ashford Select TRS agree as follows:

ARTICLE I
BASIC TRANSACTION
Section 1.1    Basic Transaction.
(a)    Upon and subject to the terms and conditions contained in this Agreement, at the Closing (as hereinafter defined), the Sellers shall sell, assign, set over and transfer, absolutely and unconditionally, to Ashford Select TRS all of such Seller’s right, title and interest in and to the Equity Interests, in each case, free and clear of all Encumbrances except as set forth in Section 4.5, in exchange for the consideration set forth in Section 1.2; and Ashford Select TRS shall accept the applicable assignment by each Seller. From and after the Closing Date, Ashford Select TRS shall be bound by terms of the applicable organizational documents governing the respective Purchased Entities and shall undertake, assume punctually and faithfully perform, pay or discharge when due and otherwise in accordance with their respective terms, all agreements, covenants, conditions, obligations and liabilities of each Seller with respect to the applicable Purchased Entities on or after the Closing Date. The “Closing Date” shall mean the date on which the Closing occurs, which shall be the same date as the closing of the Offering, unless otherwise agreed upon by the parties.
(b)    This Agreement shall serve as notice to the partners, manager, or members, as the case may be, of each of the Purchased Entities of the transfer of each Seller’s Equity Interest, and such partners, manager or members, as the case may be, of each of the applicable Purchased Entities consents to, and agrees and acknowledges that all requirements and conditions for such transfer and the admission of Ashford Select TRS as a substituted partner or member have been satisfied or otherwise waived in accordance with the terms of the organizational documents governing each Seller’s Equity Interest.
(c)    All of the parties hereto agree that, as a result of the assignments and assumptions hereunder, for purposes of the organizational documents governing each Seller’s Equity Interest, Ashford Select TRS shall be a substituted limited partner or member, as the case may be, of the applicable Purchased Entity.
Section 1.2    Consideration.
(a)    Closing Consideration. At the Closing, and subject to the terms and subject to the conditions set forth in this Agreement, as consideration for the sale by each Seller of the Equity Interests, Ashford Select TRS agrees to pay to the Sellers total consideration of $3,412,000 (the “Purchase Price”), payable in cash at Closing. Such Purchase Price shall be allocated among each Seller as set forth in Exhibit C.
(b)    Post-Closing Adjustments. At the Closing, the Sellers will receive a credit to the Purchase Price in an amount equal to the aggregate net working capital (i.e., such Seller’s working capital assets less working capital liabilities of the Properties as of the Closing Date). For a period of six (6) months following the Closing Date, the parties shall work together in good faith to true-up the credit provide in this Section 1.2(b).

Section 1.3    Omitted
Section 1.4    Further Action. If, at any time after the Closing Date, Ashford Select TRS shall determine or be advised that any deeds, bills of sale, assignments (including intellectual property assignments), certificates, affidavits, consents, assurances or other actions or items are necessary or desirable to vest, perfect or confirm of record or otherwise transfer the right, title or interest in or to the Equity Interests sold by the Sellers to Ashford Select TRS and all rights and privileges associated with the its interest in the Properties, each Seller shall execute and deliver all such deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents, and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Equity Interests or otherwise to carry out this Agreement; provided, that no Seller shall be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties of Sellers that are material in nature and are not contemplated by this Agreement or reasonably inferable by the terms hereof.
ARTICLE II
CLOSING PROCEDURES
Section 2.1    Conditions to Closing.
(c)    Conditions to Each Party’s Obligations. The obligation of each party to effect the sale contemplated by this Agreement and to consummate the other transactions contemplated hereby on the Closing is subject to the satisfaction or written waiver of the following conditions:
(i)    The closing of the Offering shall have occurred prior to or simultaneously with the closing of the transactions contemplated hereby.
(ii)    The Formation Transactions shall have been consummated not later than the Closing Date.
(iii)    All consents and approvals of Governmental Authorities or third parties, including the waiver of any applicable right of first offer or right of first refusal with respect to the Equity Interests or any Seller’s, Purchased Entity’s or Subsidiary Entity’s interest in any of the Properties and any consent or approval required by any Existing Loan Documents (as hereinafter defined), necessary for the parties hereto to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of any party hereto to consummate the transactions contemplated by this Agreement) shall have been obtained or waived in writing.
(iv)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Government Authority of competent jurisdiction be pending that seeks the foregoing.
(d)    Conditions to Obligations of Ashford Select TRS. The obligations of Ashford Select TRS is further subject to the satisfaction of the following conditions (any of which may be waived in writing by Ashford Select TRS in whole or in part):
(i)    Except as would not have a material adverse effect on the business of Ashford Select TRS, the Purchased Entities or any subsidiary of the Purchased Entities listed on Exhibit D (each, a “Subsidiary Entity”) or any Property, the representations and warranties of each Seller contained in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date). This Section 2.1(b)(i) shall in no way limit, and shall be subject to, the provisions of Section 7.1.
(ii)    The Sellers shall have executed and delivered each of the closing documents identified in Section 2.2(a) to Ashford Select TRS, along with any other agreements or instruments reasonably necessary to consummate the contribution of the Equity Interests to Ashford Select TRS (collectively, the “Seller Closing Documents”).
(e)    Conditions to the Obligations of the Sellers. The obligations of each Seller are further subject to the satisfaction of the following conditions (any of which may be waived in writing by the Sellers in whole or in part):
(i)    Except as would not have a material adverse effect on the business of the Sellers, the representations and warranties of Ashford Select TRS contained in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).
(ii)    Ashford Select TRS shall have executed and delivered each of the closing documents identified in Section 2.2(b) to Sellers, along with any other agreements or instruments reasonably necessary to consummate the transfer of the Purchase Price to Sellers (collectively, the “Ashford Select Closing Documents”).
Section 2.2    Documents to be Delivered at Closing.
(a)    Seller Closing Documents. On the Closing Date, each Seller shall execute, acknowledge where deemed desirable or necessary by Ashford Select TRS, and deliver to Ashford Select TRS, in addition to any other documents mentioned elsewhere herein, the following Seller Closing Documents:

(i)    An assignment, assumption and admission agreement (“Assignment Agreement”) substantially in the form of Exhibit F attached hereto executed by the applicable Seller, assigning the Equity Interest of such Purchased Entity held by such Seller to Ashford Select TRS with each Purchased Entity acknowledging the admission of Ashford Select TRS as the successor to Seller’s Equity Interest in such Purchased Entity and further acknowledging the admission of Ashford Select TRS as a partner or member of such Purchased Entity.
(ii)    A closing certificate which shall be in a form satisfactory to Ashford Select TRS and which shall reaffirm (subject to Section 2.1(b)(i)), the accuracy of all representations and warranties in all material respects and the satisfaction in all material respects of all covenants made by each Seller in Articles IV and V hereof.
(iii)    A certified copy of all corporate resolutions, consents or partnership actions authorizing the execution, delivery and performance by Sellers of this Agreement and the Seller Closing Documents.
(iv)    True, correct and complete copies of all organizational documents of each Purchased Entity and each Subsidiary Entity.
(v)    An affidavit certifying that no Seller and no Purchased Entity or any Subsidiary Entity is a “foreign person”, as that term is defined by Section 1445 of the Code.
(vi)    All documents required by any lender, manager or franchisor in connection with the contribution of the Equity Interests by the Sellers.
(vii)    All leases, management agreements, book and records, service contracts and other material documents relating to the operation of the Properties.
(viii)    Any other documents reasonably necessary to assign, transfer and convey the Equity Interests and effectuate the transactions contemplated hereby.
(b)    Ashford Select Closing Documents. On the Closing Date, Ashford Select TRS shall execute, acknowledge where deemed desirable or necessary by Sellers, and deliver to Sellers, (or cause to be executed, acknowledged or delivered) in addition to any other documents mentioned elsewhere herein, the following Ashford Select Closing Documents:
(v)    A closing certificate which shall be in a form satisfactory to Sellers and which shall reaffirm (subject to Section 2.1(c)(i)), the accuracy of all representations and warranties in all material respects and the satisfaction in all material respects of all covenants made by Ashford Select TRS in Articles III and V hereof.

(vi)    A certified copy of all appropriate corporate resolutions or partnership actions authorizing the execution, delivery and performance by Ashford Select TRS of this Agreement and the Ashford Select Closing Documents.
(vii)    An executed counterpart to the Assignment Agreement.
(viii)    All documents required by any lender, manager or franchisor in connection with the contribution of the Equity Interests.
(ix)    Any other documents reasonably necessary to assign, transfer and convey the Purchase Price to the Sellers and effectuate the transactions contemplated hereby.
Section 2.3    Termination of the Offering.
(a)    If at any time the Offering shall terminate, Ashford Select TRS will so advise the Sellers in writing, whereupon this Agreement shall terminate effective as of the date such notice is delivered.
Section 2.4    Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of all parties to this Agreement shall terminate, except as otherwise provided herein.
Section 2.5    Closing Costs. Ashford Select TRS shall pay and/or reimburse the Sellers for all of the closing costs, third party fees and third party expenses, including, but not limited to, banking fees, accounting fees, legal fees, assumption fees, transfer taxes and any other costs and expenses of the Sellers arising from the contribution of the Equity Interests pursuant to this Agreement (collectively, “Closing Costs”), excluding any income Tax liability incurred by the Sellers in connection therewith.
Section 2.6    Tax Withholding. Ashford Select TRS shall be entitled to deduct and withhold, from the Purchase Price payable pursuant to this Agreement to Sellers, such amounts as Ashford Select TRS is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ASHFORD SELECT TRS
As a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Ashford Select TRS hereby makes to Sellers each of the representations and warranties set forth in this Article III.
Section 3.1    Organization of Ashford Select TRS. Ashford Select TRS is duly organized, validly existing and in good standing under the laws of the jurisdiction of such entity’s organization.

Section 3.2    Authority. Ashford Select TRS has full right, authority, power and capacity to: (i) enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Agreement, including without limitation, the Ashford Select Closing Documents; and (ii) carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by Ashford Select TRS pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Ashford Select TRS, each enforceable in accordance with its respective terms.
Section 3.3    Noncontravention. The execution, delivery and performance of this Agreement and each such agreement, document and instrument by Ashford Select TRS: (A) does not and will not violate the organizational documents of Ashford Select TRS; (B) does not and will not violate any foreign, federal, state, local or other Law applicable to Ashford Select TRS, or require Ashford Select TRS to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made (or will not have been obtained or made on or before the Closing) or which does not remain in effect; and (C) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, Order, writ, judgment, injunction, decree, determination or arbitration award to which Ashford Select TRS is a party or by which the property of Ashford Select TRS is bound or affected, in the case of each of (A), (B) and (C), in any manner that challenges or would reasonably be expected to impair the ability of Ashford Select TRS to execute or deliver or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
Section 3.4    Ashford Select TRS Litigation. There is no action, suit or proceeding pending or, to the knowledge of Ashford Select TRS, threatened against Ashford Select TRS, that challenges or would reasonably be expected to impair the ability of Ashford Select TRS to execute or deliver or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
Section 3.5    Limited Activities. Except for activities in connection with the Offering, the Formation Transactions or in the ordinary course of business, Ashford Select TRS has not engaged in any material business or incurred any material obligations.
Section 3.6    No Other Representations and Warranties. Other than the representations and warranties expressly set forth in this Article III, Ashford Select TRS shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Ashford Select TRS to enter into Agreement and to consummate the transactions contemplated hereby, each Seller hereby makes to Ashford Select TRS each of the representations and warranties set forth in this Article IV.
Section 4.1    Organization of Sellers, Purchased Entities and Subsidiary Entities. Each Seller, each Purchased Entity and each Subsidiary Entity is duly organized, validly existing and in good standing under the laws of the respective jurisdiction of such entity’s organization, and is qualified to do business in each jurisdiction in which the operation of its business makes such qualification necessary or desirable.
Section 4.2    Authorization of Transaction. Subject to the receipt of third-party consents (or waivers) as required as a condition to closing pursuant to Section 2.1(a)(iii), each Seller has full right, authority, power and capacity to: (i) enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Seller pursuant to this Agreement, including, without limitation, the Seller Closing Documents; (ii) carry out the transactions contemplated hereby and thereby; and (iii) transfer, sell and deliver the Equity Interests to Ashford Select TRS upon payment therefor in accordance with this Agreement. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of each Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Seller, each enforceable in accordance with its respective terms.
Section 4.3    Authority to Conduct Business. Each Purchased Entity and each Subsidiary Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Purchased Entity and each Subsidiary Entity has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Sellers have delivered, or have caused to be delivered, to Ashford Select TRS correct and complete copies of the partnership or limited liability company agreement, as applicable, of each Purchased Entity and Subsidiary Entity, as amended to date (each, an “Operating Agreement”). No Purchased Entity or Subsidiary Entity is in default under or in violation of any provision of its Operating Agreement.
Section 4.4    Noncontravention. Subject to the receipt of third-party consents (or waivers) as required as a condition to Closing pursuant to Section 2.1(a)(iii), the execution, delivery and performance of this Agreement and each additional agreement, document and instrument to be executed and delivered by or on behalf of each Seller pursuant to this Agreement, including, without limitation, the Seller Closing Documents: (A) does not and will not violate the Operating Agreement of any Purchased Entity, Subsidiary Entity or Seller’s partnership agreement, limited liability agreement or bylaws, as applicable; (B) does not and will not violate any foreign, federal, state, local or other Law applicable to any Purchased Entity or Seller, or require any Purchased Entity or Seller to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect; and (C) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, Order, writ, judgment, injunction, decree, determination or arbitration award to which any Purchased Entity, Subsidiary

Entity or Seller is a party or by which the property of any Purchased Entity, Subsidiary Entity or Seller is bound or affected, or result in the creation of any Encumbrance on any Purchased Entity, Subsidiary Entity or the Equity Interests of any Seller.
Section 4.5    No Encumbrances. As of the Closing Date, each Seller will be the beneficial and record holder of the applicable Equity Interest in the Purchased Entities, and indirectly, the Subsidiary Entities, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state (“Blue Sky Laws”)), claim, Lien, pledge, voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, “Encumbrances”) other than Liens created by the Existing Loans, and as of the Closing Date, will have the full power and authority to convey the applicable Equity Interest free and clear of any Encumbrances, and upon delivery of the Assignment Agreement by Seller conveying its Equity Interests and receipt by Sellers of the Purchase Price as herein provided, Ashford Select TRS will acquire good and valid title thereto, free and clear of all Encumbrances. The Sellers own, directly or indirectly, one hundred percent (100%) of the partnership or membership interests, as applicable, in the respective Purchased Entities, and Exhibit A is true, correct and complete. All of the Equity Interests have been duly authorized and validly issued, are fully paid and non-assessable, and there are no requirements for any additional capital contributions to any of the Purchased Entities or Subsidiary Entities. No Purchased Entity has issued any outstanding partnership, LLC membership or other equity ownership interests and no Purchased Entity has any outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understanding of any character obligating any Purchased Entity to (i) issue, deliver or sell, or cause to be issued, delivered or sold, additional equity ownership interests in such Purchased Entity or any securities or obligations convertible into or exchangeable for ownership interests in such Purchased Entity; or (ii) grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding.
Section 4.6    No Other Agreements to Sell. Each Seller represents that it has made no agreement with, and will not enter into any agreement with, and has no obligation (absolute or contingent) to, any other Person or firm to sell, transfer or in any way encumber the Equity Interests in any Purchased Entity or to not sell the Equity Interests in any Purchased Entity, or to enter into any agreement with respect to a sale, transfer or Encumbrance of or put or call right with respect to the Equity Interest in any Purchased Entity.
Section 4.7    Ownership of Operating Leases. Each Purchased Entity or Subsidiary Entity, as applicable, is the sole owner of the Operating Lease with respect to the Property or Properties, as applicable, set forth next to its name in Exhibit A attached hereto. Each Operating Lease owned by each Purchased Entity or Subsidiary Entity, as applicable, is free and clear of all Encumbrances, other than Liens created by the Existing Loans. Each Purchased Entity or Subsidiary Entity, as applicable, neither owns nor has any interest in any or liabilities except as relate to the Operating Leases, Properties or Existing Loans.

Section 4.8    Compliance with Laws. Each Purchased Entity and Subsidiary Entity has conducted its business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the condition, financial or otherwise, or the earnings or business affairs of any Purchased Entity, Subsidiary Entity or any Property.
Section 4.9    Licenses and Permits. Each Purchased Entity and Subsidiary Entity possesses such certificates, authorities or permits issued by the appropriate state or federal agencies or bodies necessary to conduct the business conducted by it except where failure to have any such certificates, authorities or permits would not have a material adverse effect on such entity. None of the Sellers, any Purchased Entity or any Subsidiary Entity has received any written notice of proceedings relating to the revocation or modification or any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings or business affairs of any Purchased Entity, Subsidiary Entity or any Property.
Section 4.10    Environmental Matters. Except for matters disclosed in the most recent Phase I environmental reports delivered to Ashford Select TRS, (a) to Sellers’ knowledge, each Seller, each Purchased Entity and each Subsidiary Entity is in compliance with all Environmental Laws and (b) no Seller, Purchased Entity or Subsidiary Entity has received any written notice from any Governmental Authority or third party alleging that any Seller, any Purchased Entity or any Subsidiary Entity is not in compliance with applicable Environmental Laws. The representations and warranties contained in this Section 4.10 constitute the sole and exclusive representations and warranties made by Seller concerning environmental matters.
Section 4.11    Taxes. (i) All Taxes (including, but not limited to, real estate Taxes due and owing with respect to any personal property Taxes) required to be paid by each Purchased Entity or Subsidiary Entity on or before the date hereof have been paid and all Tax Returns required to be filed on or before the date hereof (taking into account any extensions to file previously received) by or on behalf of any Purchased Entity or Subsidiary Entity have been timely filed and such returns were true, correct and complete in all material respects when filed; and (ii) there is no action, suit or proceeding pending against or threatened with respect to any Purchased Entity, Subsidiary Entity in respect of any Tax, nor is any claim for additional Tax asserted by any Purchased Entity or Subsidiary Entity nor are any federal, state and local income or franchise Tax Returns of such Purchased Entity or Subsidiary Entity the subject of any audit or examination by any taxing authority. No Purchased Entity or Subsidiary Entity has executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes.
Section 4.12    Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Sellers, threatened against any Purchased Entity except as set forth on Schedule 4.12 hereto. There is no action, suit or proceeding pending or, to the Knowledge of the Sellers, threatened against any Subsidiary Entity or that affects a Property, which if adversely determined, would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or the earnings or business affairs of any Subsidiary Entity or any Property. There is no action, suit, or proceeding pending or, to the knowledge of Seller, threatened against any Seller which challenges or impairs the ability of such Seller to execute or deliver, or materially perform its obligations under this Agreement or to consummate the transactions hereby. Seller has not received notice of any condemnation or eminent domain proceeding.
Section 4.13    No Insolvency Proceedings. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated, with respect to any Seller or any of the Purchased Entities or Subsidiary Entities.
Section 4.14    Existing Loans. Schedule 4.14 sets forth a true, correct and complete list, as of the date hereof, of all loans presently encumbering the Properties, the Purchased Entities or the Subsidiary Entities that will exist at and after the closing (collectively, the “Existing Loans”). Other than the outstanding balance of the Existing Loans and any accrued interest on the Existing Loans, there are no other amounts outstanding under any Existing Loans. No monetary default (beyond applicable notice and cure periods) by any party exists under any of the Existing Loans and the documents entered into in connection therewith (collectively, the “Existing Loan Documents”) and no material non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing Loan Documents. True, correct and complete copies of all Existing Loan Documents have been provided by the Sellers to Ashford Select TRS.
Section 4.15    Material Documents. (a) The organizational documents provided by or on behalf of the Sellers to the Ashford Select Entities for each Purchased Entity and Subsidiary Entity are true, correct and complete and there are no other governing documents for such entities; (ii) the financial statements provided by or on behalf of the Sellers to the Ashford Select Entities for each Purchased Entity, Subsidiary Entity and Property are true, correct and complete in all material respects and disclose all material liabilities, including all material contingent liabilities; and (iii) all leases, management agreements, book and records, service contracts and other material documents relating to the operation of the Properties provided by or on behalf of the Sellers to the Ashford Select Entities are true, correct and complete in all material respects.
Section 4.16    No Other Representations and Warranties. Other than the representations and warranties expressly set forth in this Article IV or in any Seller Closing Documents, the Sellers shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
COVENANTS
Section 5.1    Covenants of the Sellers. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, the formation Transactions or the other agreements, documents and instruments contemplated hereby, the Sellers shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause each of the Purchased Entities and Subsidiary Entities to conduct its business and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay debt obligations as they become due and payable (except as may be being contested in good faith and in a commercially prudent manner), and use commercially reasonable efforts to preserve intact current business organizations and preserve relationships with lenders and others having business dealings with it, in each case consistent with past practice. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, the Formation Transactions or other agreements, documents and instruments contemplated hereby or thereby, no Seller shall:
(a)    sell, transfer or otherwise dispose of all or any portion of the Equity Interests;
(b)    (i) issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for any Equity Interests or make any other changes to the equity capital structure of the Purchased Entities or the Subsidiary Entities, or (ii) purchase, redeem or otherwise acquire any Equity Interests;
(c)    issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or other encumbrance of, any limited liability company or partnership interests or other equity interests of the Purchased Entities or the Subsidiary Entities, the Properties or other assets of the Purchased Entities or the Subsidiary Entities;
(d)    amend, modify or terminate any lease, contract or other instruments relating to a Property, except on an arms-length basis, on market terms, and in the ordinary course of business consistent with past practice;
(e)    take or omit to take any action to cause any Lien to attach to the Equity Interests, the equity interest in any Subsidiary Entity, or any Property, except for the Existing Loans;
(f)    mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of the Equity Interests, the equity interests in any Subsidiary Entities or any Property, except for the Existing Loans;
(g)    amend the operating or partnership agreement of any Purchased Entity or Subsidiary Entity, except in connection with the Formation Transactions;
(h)    materially alter the manner of keeping the books, accounts or records or the accounting practices therein reflected, of any Purchased Entity or Subsidiary Entity, except in connection with the Formation Transactions;
(i)    adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to any Seller, Purchased Entity or Subsidiary Entity, except in connection with the Formation Transactions;
(j)    violate or knowingly cause or permit any Purchased Entity or Subsidiary Entity to violate in any material respect, or fail to use commercially reasonable efforts to cure any material violation of any Existing Loan Documents, the organizational documents of the Purchased Entities or Subsidiary Entities, or applicable Laws; or
(k)    authorize, commit or agree to take any of the foregoing actions.

Section 5.2    Commercially Reasonable Efforts. Each Seller and Ashford Select TRS shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement and (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.
ARTICLE VI
TAX MATTERS
Section 6.1    Tax Returns. The following provisions shall govern the allocation of responsibility and payment of Taxes as between Ashford Select TRS and the Sellers for certain Tax matters following the Closing Date:
(a)    Sellers shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Ashford Select TRS, all Tax Returns for each of the Purchased Entities and Subsidiary Entities for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. Ashford Select TRS hereby recognize each Seller’s authority to execute and file, on behalf of the applicable Purchased Entity and Subsidiary Entities, all such Tax Returns (and agrees to take all action necessary to ensure such authorization in conformity with applicable Law and principles of good governance generally). To the extent not otherwise paid by the appropriate Seller to the appropriate taxing authority, Sellers shall reimburse Ashford Select TRS for Taxes of the relevant Purchased Entity or Subsidiary Entity with respect to all such Tax Returns within fifteen (15) Business Days after payment by Ashford Select TRS and/or the Purchased Entity or Subsidiary Entity of such Taxes. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of the Purchased Entities, except as required by a change in applicable Law.
(b)    Ashford Select TRS shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Sellers, any Tax Returns of any of the Purchased Entities and Subsidiary Entities for Tax periods which begin before the Closing Date and end after the Closing Date. The applicable Seller shall pay to Ashford Select TRS, within fifteen (15) Business Days before the date on which Taxes are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date. For purposes of this Section 6.1(b) and Section 7.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Purchased Entities or the Subsidiary Entities, as applicable.
(c)    Ashford Select TRS shall prepare and cause to be prepared and file or cause to be filed all other Tax Returns of any of the Purchased Entities or Subsidiary Entities.
Section 6.2    Cooperation. Ashford Select TRS, each of the Purchased Entities, Subsidiary Entities and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Purchased Entities and Subsidiary Entities, and their respective assets or business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Ashford Select TRS, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority. The Sellers shall give Ashford Select TRS reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Ashford Select TRS so requests, Sellers shall allow Ashford Select TRS to take possession of such books and records at Ashford Select TRS’s expense.
Section 6.3    Transfer Taxes. All sales, use and transfer taxes, bulk transfer taxes, deed taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns (“Transfer Taxes”), shall be paid by Ashford Select TRS. Ashford Select TRS and Sellers shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.
Section 6.4    Tax Contests. Ashford Select TRS shall inform the applicable Seller of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which Ashford Select TRS may be entitled to indemnity from Sellers hereunder. With respect to any Tax Contest for which any Seller acknowledges in writing that such Seller is liable under Article VII for any and all Losses relating thereto, such Seller shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) each Seller shall promptly notify Ashford Select TRS in writing of any intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of any of the Purchased Entities or Subsidiary Entities for a Tax period that includes but does not end on the Closing Date, the related Seller and Ashford Select TRS shall jointly control all proceedings taken in connection with any such Tax Contest and (z) if any Tax Contest could reasonably be expected to have an adverse effect on Ashford Select TRS, any of the Purchased Entities, Subsidiary Entities or any of their Affiliates in any Tax period beginning after the Closing Date, the Tax Contest shall not be settled or resolved without the relevant Ashford Select TRS consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to any Seller of the commencement of any Tax Contest and such Seller does not, within ten (10) Business Days after notice is given by

Ashford Select TRS, give notice to Ashford Select TRS of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligation hereunder of such Seller), such Seller shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by Ashford Select TRS. The failure of Ashford Select TRS to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect any Seller’s obligation with respect thereto except to the extent that such Seller can demonstrate actual loss and prejudice as a result of such failure. Ashford Select TRS and the Purchased Entities and Subsidiary Entities shall use their reasonable efforts to provide Sellers with such assistance as may be reasonably requested by Sellers in connection with a Tax Contest controlled solely or jointly by a Seller.
ARTICLE VII
INDEMNITY OBLIGATIONS
Section 7.1    Indemnity.
(a)    From and after the Closing Date, each party hereto (each of which is an “Indemnifying Party”) shall indemnify and hold harmless the other party and its Affiliates (each of which is an “Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever (each, a “Claim”), including amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Indemnifying Party contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other agreement, document or instrument delivered by the Indemnifying Party pursuant to this Agreement (to the extent not known by Indemnified Party prior to Closing Date). In addition (a) Ashford Select TRS shall indemnify Sellers and hold them harmless from and against any Losses arising from the operation of the business of Ashford Select TRS, the Purchased Entities or the Subsidiary Entities, or the ownership and operation of the assets of such entities for the period from and after the Closing, and (b) Sellers shall jointly and severally indemnify Ashford Select TRS, the Purchased Entities and the Subsidiary Entities and hold them harmless from and against any Losses arising from the operation of the business of any Seller, the Purchased Entities or the Subsidiary Entities, or the ownership and operation of the assets of such entities for the period prior to the Closing; provided, however, that: (i) Ashford Select TRS shall not have any obligation under this Article to indemnify any Indemnified Party against any Losses to the extent that such Losses arise by virtue of any Seller’s breach of this Agreement, gross negligence, willful misconduct or fraud; and (ii) no Seller shall have any obligation under this Article to indemnify any Indemnified Party against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Properties, or (B) Ashford Select TRS’s breach of this Agreement, gross negligence, willful misconduct or fraud; and

(b)    (%3) The Sellers shall jointly and severally indemnify each of Ashford Select TRS, the Purchased Entities and the Subsidiary Entities and hold them harmless from and against all Losses arising from: (A) all Taxes of the Purchased Entities, Subsidiary Entities and the Properties for all Tax periods ending on or before the Closing Date, (B) with respect to any Tax period including but not ending on the Closing Date, all Taxes of the Purchased Entities, Subsidiary Entities and the Properties attributable to the portion of such Tax period that ends on and includes the Closing Date, and (C) all Taxes of any Person imposed on the Purchased Entities or Subsidiary Entities as a transferee or successor, by contract or pursuant to any Law (including, but not limited to, Treasury Regulations Section 1.1502-6 and V.T.C.A., Tax Code, Chapter 171) with respect to obligations or relationships existing on or prior to the Closing Date or by agreements entered into or transactions entered into on or prior to the Closing Date.
(i)    No Seller shall have any liability for any Taxes or Losses with respect to Taxes that are attributable to any transaction outside the ordinary course of business of the Purchased Entities or Subsidiary Entities entered into by Ashford Select TRS or its Affiliates or at the direction of Ashford Select TRS or its Affiliates that occurs on or after the Closing.
(ii)    No Seller shall have any liability to Ashford Select TRS for any Losses attributable to Taxes with respect to (A) any Tax period beginning after the Closing Date, or (B) any portion of a straddle period (a Tax period which includes but does not end on the Closing Date) beginning after the Closing Date.
Section 7.2    Notice of Claims. At the time when any Indemnified Party learns of any potential Claim against the Indemnifying Party it will promptly give written notice (a “Claim Notice”) to the Indemnifying Party; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Indemnified Party shall deliver to the Indemnifying Party, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to claims asserted by third parties (“Third Party Claims”). Any Indemnified Party may at its option demand indemnity under this Article VII as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Indemnified Party shall in good faith determine that such claim is not frivolous and that such Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.
Section 7.3    Third Party Claims. The Indemnifying Party shall be entitled, at its own expense, to assume and control the defense of any Claims based on Third Party Claims, through counsel chosen by the Indemnifying Party and reasonably acceptable to such Indemnified Party (or any Person authorized by such Indemnified Party to act on its behalf), if it gives written notice of its intention to do so to such Indemnified Party within 30 days of the receipt of the applicable Claim Notice; provided, however, that such Indemnified Party may at all times participate in such defense at its expense. Without limiting the foregoing, in the event that the Indemnifying Party exercises the right to undertake any such defense against a Third Party Claim, such Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party (unless prohibited by Law), at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. No compromise or settlement of such Third Party Claim may be effected by either such Indemnified Party, on the one hand, or the Indemnifying Party, on the other hand, without the other’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Indemnified Party that is party to such other claim is released from all liability with respect to such other claim.
Section 7.4    Procedure for Indemnification. Upon determination of the amount of a Claim that is binding on both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall, within ten (10) days of the date such amount is determined, pay the amount of such Claim by wire transfer of immediately available funds to an account designated by the Indemnified Party.
Section 7.5    Expiration.
(a)    Subject to the limitations set forth in Section 7.5(b) below, all representations, warranties, covenants and agreements (including those relating to indemnification in Section 7.1) made herein shall survive the Closing Date.
(b)    All representations, warranties and covenants of the Indemnifying Party contained in this Agreement shall survive until twelve months after the Closing Date (the “Expiration Date”); provided, however, the representations and warranties set forth in Section 4.11 with respect to Taxes and Section 4.16 with respect to material documents shall survive until the expiration of the applicable statute of limitations for making a claim for such matters. If written notice of a claim in accordance with the provisions of this Article VII has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.
Section 7.6    Limitations on Indemnification.
(a)    Except as provided in subparagraph (b) below, no Seller shall have any liability under Section 7.1 for any Losses hereunder (i) unless and until the aggregate total amount of all such Losses for which Sellers would, but for this provision, be liable exceeds, on a cumulative basis, $1,000,000.00, and (ii) in excess of, on a cumulative basis, eight percent (8%) of the Purchase Price.
(b)    The limitations in subparagraph (a) above shall not apply to any Losses resulting from Claims made under Section 7.1(b)(i).

Section 7.7    Exclusive Remedy. In furtherance of the foregoing, the Indemnified Parties hereby waive to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Indemnifying Party arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Article VII. The foregoing sentence shall not limit the Indemnified Party’s right to specific performance or injunctive relief in connection with the breach by the Indemnifying Party of the provisions of this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Additional Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, for purposes of this Agreement, Ashford Select TRS is deemed not to be an Affiliate of any Seller.
(b)    “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas.
(c)    “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.
(d)    “Environmental Law” means all federal, state and local Laws governing pollution or the protection of human health or the environment.
(e)    “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
(f)    “Law” means laws, statutes, rules, regulations, codes, Orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
(g)    “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, Encumbrances and security interests of any kind or nature whatsoever.

(h)    “Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.
(i)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
(j)    “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest or (ii) (A) 10% or more of the voting power of the voting capital stock or other equity interests or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture, trust or other legal entity.
(k)    “Taxes” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to tax with respect thereto.
(l)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Section 8.2    Tax Agreement. Omitted
Section 8.3    Amendment. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
Section 8.4    Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas without giving effect to the conflict of law provisions thereof.
Section 8.5    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.

Section 8.6    Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.
Section 8.7    Third Party Beneficiary. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, director, officer or employee of any party hereto or any other Person.
Section 8.8    Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.
Section 8.9    Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Texas (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.]
Section 8.10    Attorneys’ Fees. In connection with any litigation or a court proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and legal assistants’ fees and costs whether incurred prior to trial, at trial or on appeal.
Section 8.11    Notices. Any notice or demand which must or may be given under this Agreement or by law shall, except as otherwise provided, shall be in writing and shall be deemed to have been given (i) five (5) Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one (1) Business Day following sending by overnight delivery via a national courier service and, if each case, addressed to a party at the following address for such party.
(a) in the case of a notice to Ashford Select TRS, at the following address and telecopy number:
Ashford Select TRS Corporation
c/o Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

Attention: Chief Operating Officer
Phone: (972) 496-9600
Fax: (972) 490-9605

(b) in the case of a notice to any Seller, at the following address and telecopy number:
Ashford TRS Corporation

c/o Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Phone: (972) 490-9600
Fax: (972) 490-9605

(c) in each case, with a copy to:
Andrews Kurth LLP
1717 Main Street, Suite 1700
Dallas, TX 75201
Attention: Muriel C. McFarling
Section 8.12    Computation of Time. Any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full Business Day. All times are Central Standard Time.
Section 8.13    Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of Sellers and Ashford Select TRS set forth in this Agreement shall survive the consummation of the transactions contemplated hereby as set forth in Section 7.5(b).
Section 8.14    Time of the Essence. Time is of the essence with respect to all obligations of Sellers, and Ashford Select TRS under this Agreement.
[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the Agreement to be duly executed on its behalf, as of the date first above written.
SELLERS:

ASHFORD TRS CORPORATION

By: /s/ DERIC EUBANKS
Name: Deric Eubanks
Title: President

ASHFORD TRS VI CORPORATION

By: /s/ DERIC EUBANKS
Name: Deric Eubanks
Title: President

ASHFORD SELECT TRS:

ASHFORD SELECT TRS CORPORATION

By: /s/ DERIC EUBANKS
Name: Deric Eubanks
Title: President

[Signature Page to the Purchase and Sale Agreement – Ashford Select TRS]

Exhibit A
Properties

Property	Seller	Purchased Entity	Equity Interest	Assignee	Seller’s Relationship with Equity Interest and the Property
Courtyard Columbus, 3888 Mimosa Drive
Columbus, IN

Springhill Suites Linthium (BWI Airport), 899 Elkridge Landing Rd., BWI Airport, Maryland

Residence Inn Las Vegas, 370 Hughes Center Drive
Las Vegas, NV

Springhill Suites Gaithersburg, 9715 Washingtonian Blvd.
Gaithersburg, MD

Springhill Suites Centreville, 5920 Trinity Parkway
Centreville, VA
	Ashford TRS Corporation	Ashford TRS Pool B Junior Holder LLC	100% member interest	Ashford Select TRS Corporation	;

Exhibit A-1

Property	Seller	Purchased Entity	Equity Interest	Assignee	Seller’s Relationship with Equity Interest and the Property
Courtyard Louisville, 819 Phillips Lane Louisville, KY Residence Inn Lake Buena Vista, 11420 Marbella Palms Ct. Orlando FL Courtyard Ft. Lauderdale, 2000 N. Commerce Parkway Ft. Lauderdale, FL	Ashford TRS Corporation	Ashford TRS Pool C1 Junior Holder LLC	100% member interest	Ashford Select TRS Corporation
Ashford TRS Corporation owns 100% of Ashford TRS Pool C1 Junior Holder LLC, which owns 100% of Ashford TRS Pool C1 Junior Mezz LLC, which owns 100% of Ashford TRS Pool C1 Senior Mezz LLC, which owns 100% of Ashford TRS Pool C1 LLC, which is the operating lessee for Courtyard Louisville, Kentucky; Residence Inn Buena Vista, Florida; and Courtyard, Ft. Lauderdale, Florida

Residence Inn Orlando (Sea World), 11000 Westwood Blvd.
Orlando, FL

Residence Inn Salt Lake City, 6425 South 3000 East Cottonwood, UT

Courtyard Overland Park, 11001 Woodson Street
I-435 and Nall
Overland Park, KS
	Ashford TRS VI Corporation	Ashford TRS Six LLC	100% member interest	Ashford Select TRS Corporation
Ashford TRS VI Corporation owns 100% of Ashford TRS Six LLC, which is the operating lessee for Residence Inn Orlando (Sea World), Florida; Residence Inn, Salt Lake City, Utah; and Courtyard, Overland Park, Kansas.

Courtyard Palm Desert, 74895 Frank Sinatra Drive Palm Desert, CA Residence Inn, Palm Desert, 38305 Cook Street, Palm Desert, CA	Ashford TRS VI Corporation	Ashford TRS Seven LLC	100% member interest	Ashford Select TRS Corporation	Ashford TRS VI Corporation owns 100% of Ashford TRS Seven LLC, which is the operating lessee for Courtyard, Palm Desert, California and Residence Inn, Palm Desert, California

Exhibit A-2

Property	Seller	Purchased Entity	Equity Interest	Assignee	Seller’s Relationship with Equity Interest and the Property
Residence Inn Jacksonville, 10551 Deerwood Park Blvd Jacksonville, FL	Ashford TRS VI Corporation	Ashford TRS Jacksonville IV LLC	100% member interest	Ashford Select TRS Corporation	Ashford TRS VI Corporation owns 100% of Ashford TRS Jacksonville IV LLC, which is the operating lessee for Residence Inn Jacksonville

Exhibit A-3

Exhibit B
Formation Transactions

Exhibit B-1

Exhibit C
Allocation of Purchase Price
Pursuant to Section 1.2 of this Agreement, the Purchase Price for the Equity Interests in shall be allocated as follows:
Ashford TRS Corporation: $______________________
Ashford TRS VI Corporation: $_______________________

Exhibit C-1

Exhibit D
List of Subsidiaries of Purchased Entities

Purchased Entities	Subsidiary Entities
Ashford TRS Pool B Junior Holder LLC	Ashford TRS Pool B Junior Mezz LLC Ashford TRS Pool B Senior Mezz LLC Ashford TRS Pool B LLC
Ashford TRS Pool C1 Junior Holder LLC	Ashford TRS Pool C1 Junior Mezz LLC Ashford TRS Pool C1 Senior Mezz LLC Ashford TRS Pool C1 LLC
Ashford TRS Six LLC	None
Ashford TRS Seven LLC	None
Ashford TRS Jacksonville IV LLC	None

Exhibit D-1

Exhibit E
Form of Assignment and Assumption Agreement

Exhibit E-1

SCHEDULE 4.14
Existing Loans

1.
Loan in the original principal amount of $10,800,000 made by German American Capital Corporation, as lender, to Ashford Jacksonville IV LC, as borrower, on December 20, 2013 with respect to the Residence Inn, Jacksonville, Florida.

2.
Loan in the original principal amount of $54,900,000 made by Bank of America, N.A., as lender, to Ashford Overland Park Limited Partnership, Ashford Orlando Sea World Limited Partnership and Ashford Salt Lake Limited Partnership, on January 2, 2015, with respect to the Courtyard Overland Park, Overland Park, Kansas, Residence Inn Orlando Sea World, Orlando, Florida and Residence Inn Cottonwood, Salt Lake City, Utah.

3.
Loan in the original principal amount of $24,500,000 made by Bank of America, N.A., as lender, to Ashford Ruby Palm Desert I Limited Partnership, on January 2, 2015, with respect to the Courtyard Palm Desert, California and the Residence Inn Palm Desert, California.

4.
Loan in the original principal amount of $67,520,000 made by Morgan Stanley Bank, N.A., as lender to Ashford Louisville LP, Ashford Buena Vista LP, Ashford Ft. Lauderdale Weston I LP, Ashford Ft. Lauderdale Weston II LP, and Ashford Ft. Lauderdale Weston III LP, as borrower, on July 25, 2014, with respect to the Courtyard Louisville, Residence Inn Buena Vista and Courtyard Ft. Lauderdale, as amended to change the principal amount to $59,080,000.

5.	Loan in the original principal amount of $8,440,000 made by Morgan Stanley Bank, N.A., as lender to Ashford Pool C1 Senior Mezz LLC, on August 24, 2014.

6.
Loan in the original principal amount of $39,525,000 made by Morgan Stanley Bank, N.A., as lender to Ashford Gaithersburg Limited Partnership, Ashford Centerville Limited Partnership, Ashford Tipton Lakes LP, Ashford LV Hughes Center LP and Ashford BWI Airport LP, as borrower, on July 25, 2014, with respect to the Courtyard Columbus, Indiana, Springhill Suites BWI, Maryland, Residence Inn Las Vegas, Nevada, Springhill Suites Gaithersburg, Virginia and Springhill Suites Centreville, Virginia, to change the principal amount to $48,500,000.

7.
Loan in the original principal amount of $11,000,000 made by Morgan Stanley Bank, N.A. as lender to Ashford Pool B Senior Mezz LLC, as borrower, on July 25, 2014, as amended to change the principal amount to $2,025,000.

8.	Loan in the original principal amount of $12,375,000 made by Morgan Stanley Bank, N.A. as lender to Ashford Pool B Junior Mezz LLC, as borrower, on July 25, 2014.

Schedule 4.14 - 1

Exhibit D-2